Exhibit 99.1

FOR IMMEDIATE RELEASE

COURT ISSUES RULING ON SUMMARY JUDGMENT IN
NETWORK-1’S FACEBOOK LITIGATION

New Canaan, Connecticut -March 7, 2022 - Network-1 announced today that the U.S. District Court for the Southern District of New York entered a ruling granting in part and denying in part a motion for summary judgment by Facebook in the litigation asserted by Network-1’s subsidiary Mirror Worlds Technologies, LLC. involving certain patents within Network-1’s Mirror Worlds patent portfolio. In its ruling, the Court denied Facebook’s motion that the asserted patents were invalid by concluding that all the asserted claims were patent eligible under §101 of the Patent Act. The Court also granted summary judgment of non-infringement in favor of Facebook and directed the dismissal of the case.

Network-1 strongly disagrees with the Court’s decision on non-infringement and is evaluating its alternatives, including an appeal to the United States District Court of Appeals for the Federal Circuit.

This is the second time in this litigation that the Southern District of New York has granted summary judgment of non-infringement. On January 23, 2020, the U.S. Court of Appeals for the Federal Circuit reversed the summary judgment finding of non-infringement of the District Court and remanded the litigation to the Southern District of New York for further proceedings.

“I’m disappointed by this ruling on non-infringement but Network-1 has been in this position before in this case. I look forward to having the merits of our infringement assertion and the evidence that supports our position reviewed by the Federal Circuit”, commented Corey M. Horowitz, Chairman and CEO of Network-1.

Network-1 has achieved licensing and other revenue of $47,150,000 to date with respect to its Mirror Worlds patent portfolio including license agreements with Apple and Microsoft.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-eight (88) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through September 30, 2021.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on 10-Qs for 2021 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, the risk that the global COVID-19 pandemic could have an adverse impact on Network-1’s business, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO

Network-1 Technologies, Inc.

(917) 692-0000